Exhibit 99.1

CMF
CONSEIL DES MARCHÉS FINANCIERS

INFORMATION AND DECISIONS

202C1460	November 4th, 2002

Result of the simplified purchase offer of shares of the Company

NETVALUE
(Nouveau Marché)

Euronext Paris SA and Crédit Lyonnais informed the Conseil des Marchés Financiers that, during the simplified purchase offer of shares of NETVALUE, i.e. from October 8th till October 28th 2002 inclusive, the company NETRATINGS Inc. acquired 1,522,570 shares of NETVALUE through the centralization and 1,335,370 shares of NETVALUE on the market at a unit price of 2€.

At the closing, the company NETRATINGS owns 8,011,463 NETVALUE shares, i.e. 85.83 % of share capital and 87.58% of voting rights of the Company ( on the basis of the Company’s share capital made up of 9,333,960 shares representing 9,148,044 voting rights )